As filed with the Securities and Exchange Commission on February 3, 2009
Registration No. 333-155045

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GSI Commerce, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6021	04-2958132
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
(610) 265-3229
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arthur H. Miller
Executive Vice President and General Counsel
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
Telephone: (610) 491-7000
Facsimile: (610) 265-1730
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Francis E. Dehel Melissa Palat Murawsky Blank Rome LLP One Logan Square Philadelphia, PA 19103 Facsimile: (215) 569-5555	David A. Stockton David M. Eaton Kilpatrick Stockton LLP Suite 2800 1100 Peachtree Street Atlanta, GA 30309-4530 Facsimile: (404) 541-3402
     Approximate date of commencement of proposed sale of the securities to the public: Not applicable. This Amendment No. 1 relates to the deregistration of unsold securities.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
GSI Commerce, Inc. (“GSI” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-4 (Registration No. 333-155045), which was filed with the Commission on November 4, 2008, amended on December 23, 2008 and declared effective on December 30, 2008 (the “Registration Statement”), to deregister shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), originally registered for issuance in connection with the Agreement and Plan of Merger, dated as of October 5, 2008 (the Merger Agreement”) among Innotrac Corporation (“Innotrac”), GSI and Bulldog Acquisition Corp (“BAC”). The Registration Statement registered (i) $30,000,000 of an indeterminate number of shares of Common Stock issuable by GSI in connection with the proposed merger contemplated by the Merger Agreement and (ii) accompanying Preferred Stock Purchase Rights issuable in accordance with the Rights Agreement, dated as of April 3, 2006, between GSI and American Stock Transfer & Trust Company, as Rights Agent, which are attached to and trade with GSI’s Common Stock.
On January 28, 2009, GSI, BAC and Innotrac entered into a Termination Agreement to terminate the Merger Agreement and abandon the merger contemplated thereby. Pursuant to the undertaking contained in the Registration Statement, the Registrant hereby withdraws the Registration Statement and removes from registration the shares of Common Stock and Preferred Stock Purchase Rights that had been registered under the Registration Statement. No Common Stock and Preferred Stock Purchase Rights were sold under the Registration Statement.
Item 21. Exhibits and Financial Statement Schedules
     (a) Exhibits

Exhibit
No.	Description

24.1	Powers of Attorney (previously filed)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, King of Prussia, Pennsylvania.

GSI COMMERCE, INC.

Date: February 3, 2009	*

Michael G. Rubin,
Chairman, President and Chief
Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Capacity	Date

*	Chairman, President and Chief Executive	February 3, 2009
Michael G. Rubin	Officer (principal executive officer)

*	Executive Vice President, Finance and	February 3, 2009
Michael R. Conn	Chief Financial Officer (principal financial
officer and principal accounting officer)

*	Director	February 3, 2009
M. Jeffrey Branman

*	Director	February 3, 2009
Michael J. Donahue

*	Director	February 3, 2009
Ronald D. Fisher

*	Director	February 3, 2009
John A. Hunter

*	Director	February 3, 2009
Mark S. Menell

*	Director	February 3, 2009
Jeffrey F. Rayport

*	Director	February 3, 2009
Lawrence S. Smith

*	Director	February 3, 2009
Andrea M. Weiss

*By:	/s/ Michael G. Rubin
Attorney-in-fact